UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2016

___________________________

ACCELERON PHARMA INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36065 (Commission File Number)	27-0072226 (I.R.S. Employer Identification Number)

128 Sidney Street Cambridge, MA (Address of principal executive offices)		02139 (Zip Code)

Registrant’s telephone number, including area code:  (617) 649-9200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of John Knopf and Appointment of a New Chief Executive Officer

Late in the first quarter of 2016, John L. Knopf, the Company’s President, Chief Executive Officer and co-founder discussed retirement and succession planning with members of the board of directors. As a result of these discussions, the board of directors initiated a process to identify a successor, and Dr. Knopf indicated that at such time that a successor was appointed, he would plan to retire from his position as Chief Executive Officer and resign from the board of directors.

On September 24, 2016 the board of directors appointed Habib J. Dable to serve as the Company’s President and Chief Executive Officer, and as a director, with both appointments to become effective on December 1, 2016. At such time that Mr. Dable’s appointments become effective, Dr. Knopf will cease to serve as President and Chief Executive Officer and as director. Dr. Knopf’s departure was not caused by any disagreement with the Company.

Mr. Dable, age 47, is a seasoned pharmaceutical executive, with experience in maximizing the potential of new therapies and successfully implementing innovative U.S. and global product launches. Since 1994, Mr. Dable has served in roles of increasing responsibility at Bayer AG, serving since October 2015 as the President of Pharmaceuticals for Bayer in the U.S. From 2013 to 2015, Mr. Dable served as the Executive Vice President and Global Head of Specialty Medicine for Bayer HealthCare Pharmaceuticals, and from 2010 to 2012, he was the Vice President of Ophthalmology & Global Launch Team Head for EYLEA. Mr. Dable also serves as a member of the Board of Directors and Health Section Governing Board of the Biotechnology Innovation Organization. Mr. Dable earned both Bachelor’s and Master’s degrees of Business Administration from the University of New Brunswick in Canada. The Company believes Mr. Dable’s leadership experience and industry knowledge qualify him to serve as a member of the Company’s board of directors.

There is no arrangement or understanding between Mr. Dable and any other person pursuant to which Mr. Dable was elected as the Company’s President and Chief Executive Officer or as a director. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Mr. Dable has a direct or indirect material interest. There are no family relationships between Mr. Dable and any of the directors or officers of the Company or any of its subsidiaries.

In connection with Mr. Dable’s appointment, the Company entered into an employment agreement with Mr. Dable (the “Employment Agreement”). Pursuant to the terms of his Employment Agreement, Mr. Dable will receive a signing bonus of up to $350,000, reimbursement for reasonable relocation expenses of up to $200,000, a base salary of $550,000 per year and will be eligible to receive an annual cash bonus targeted at 60% of his base salary, with the actual amount of the bonus based on the achievement of performance goals established by the board of directors or compensation committee of the board of directors. In addition, subject to the approval of the board of directors or compensation committee of the board of directors and in accordance with the Company’s 2013 Equity Incentive Plan, promptly after Mr. Dable’s start date the Company will grant two equity awards to Mr. Dable: (a) an option to purchase 400,000 shares of the Company’s common stock, and (b) restricted stock units representing the right to receive up to 62,800 shares of the Company’s common stock, with the amount of such equity awards subject to adjustment based on the closing price of the Company’s common stock on the start date.

The Employment Agreement also provides for certain payments to Mr. Dable in the event of a termination for ‘cause’ or upon resignation for ‘good reason’ (as both terms are defined in the Employment Agreement), as well as following a change of control of the Company. In addition, the Employment Agreement contains certain restrictive covenants, including a non-competition and confidentiality provision, for the benefit of the Company. The foregoing summary of certain terms of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

In connection with Mr. Dable’s appointment as a director, Mr. Dable will also enter into a customary indemnification agreement with the Company.

Item 7.01    Regulation FD Disclosure.

A copy of the press release announcing Mr. Dable’s appointment is attached hereto as Exhibit 99.1. The press release is being furnished with this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall such document be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, by and between Habib J. Dable and Acceleron Pharma Inc., dated as of September 23, 2016
10.2	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No: 333-190417), filed August 7, 2013)
99.1	Press Release dated September 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERON PHARMA INC.

	By:	/s/ John D. Quisel, J.D., Ph.D.
John D. Quisel, J.D., Ph.D.
Senior Vice President and General Counsel

Date: September 27, 2016

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